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                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                        WOODLAKE VILLAGE ASSOCIATES, INC.

                           (Pursuant to Section 242 of
                      the Delaware General Corporation Law)



         The undersigned Jehu Hand, being the President of Woodlake Village Associates, Inc., a Delaware corporation (the "Corpora-tion"), does hereby certify as follows:

              1.    The Certificate of Incorporation
of the Corporation is hereby amended pursuant to Section 242(a)(1) of the General Corporation Law of the State of Delaware, in Article First thereof, to read in its entirety as follows:

FIRST:                 The name of the corporation is Aureus
                                  Corporation.

           2.    The foregoing Amendment to the
Certificate of Incorporation was first authorized by the Board of Directors and subsequently duly adopted by consent action duly adopted by the holders of all of the Corporation's outstanding stock entitled to vote thereon in accordance with Section 228 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment as of July 2, 1999 and DOES HEREBY CERTIFY, that the facts stated in this Certificate of Amendment are true and correct.




Jehu Hand

President


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